Exhibit 99.1

IMMEDIATE RELEASE

September 11, 2012

UNITED NATURAL FOODS, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR FISCAL 2012 RESULTS

FISCAL 2012 NET SALES INCREASED TO $5.24 BILLION, 15.6% OVER FISCAL 2011

Fiscal Year 2012 Highlights

•                  Net sales increased 15.6% year-over-year to $5.24 billion

•                  Operating income increased 19.7% for fiscal 2012, or 19.0% excluding restructuring and onboarding expenses

•                  Operating margin improved 10 basis points to 3.0%, or 9 basis points to 3.1% excluding restructuring and onboarding expenses

•                  Earnings per diluted share totaled $1.86, or $1.94 excluding restructuring and onboarding expenses

Fourth Quarter Fiscal 2012 Highlights

•                  Fourth quarter fiscal 2012 net sales increased 16.0% over the comparable fiscal 2011 quarter to $1.34 billion

•                  Fourth quarter earnings per diluted share totaled $0.51

Providence, Rhode Island — September 11, 2012 — United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today reported net sales for the fourth quarter of fiscal 2012 ended July 28, 2012 of $1.34 billion, an increase of 16.0%, or $185.0 million, compared with $1.16 billion for the comparable quarter in fiscal 2011.

Net income for the fourth quarter of fiscal 2012 increased by $8.0 million, or 46.4%, to $25.1 million compared with $17.2 million for the comparable quarter in fiscal 2011.  This was primarily due to improvements in our operational efficiency, as well as pre-tax expenses of $6.3 million recognized during the fourth quarter of fiscal 2011 in connection with the restructuring of the Company’s UNFI Specialty Distribution Services division (“UNFI Specialty”), including the impairment of the Company’s Harrison, Arkansas facility and other expenses incurred in connection with the divestiture of the Company’s general merchandise and conventional non-food lines of business (collectively the “restructuring expenses”).  Excluding the restructuring expenses recognized in the fourth quarter of fiscal 2011, net income for the fourth quarter of fiscal 2012 increased by $4.2 million, or 20.1%, to $25.1 million, from $20.9 million for the comparable fiscal 2011 period.  Earnings per diluted share for the fourth quarter of fiscal 2012 were $0.51, compared with $0.35 in the prior fiscal year comparable period.  Earnings per diluted share for the fourth quarter of fiscal 2012 rose 18.6% to $0.51, from $0.43 per diluted share for the fourth quarter of fiscal 2011 excluding the restructuring expenses recognized in that period.

Gross margin was 17.2% for the fourth quarter of fiscal 2012, representing a 41 basis point sequential decline from the gross margin of 17.6% for the third quarter of fiscal 2012.  The lower gross margin was due to purchasing and logistics inefficiencies experienced in the fourth quarter of fiscal 2012, and to a lesser extent, the continued shift in the Company’s customer mix to lower margin conventional supermarkets and lower fuel surcharge revenues.  Gross margin for the fourth quarter of fiscal 2012 was 137 basis points lower than the prior year’s comparable quarter, primarily attributable to the continued shift in UNFI’s customer mix, as well as the lower fuel surcharge revenues in the fourth quarter of fiscal 2012.

Operating expenses as a percentage of net sales for the fiscal 2012 fourth quarter decreased to 14.0% from 16.0% for the prior year comparable period, in part as a result of the $6.3 million of pre-tax restructuring expenses recognized during the fiscal 2011 fourth quarter.  Operating expenses as a percentage of net sales for the fourth quarter of fiscal 2012 decreased 150 basis points compared with the fiscal 2011 fourth quarter after excluding restructuring expenses recognized in that quarter.  Operating income as a percentage of net sales was 3.2% for the fiscal 2012 fourth quarter, compared with 2.5% in the prior year comparable quarter.  Operating income as a percentage of net sales for the fourth quarter of fiscal 2012 increased 12 basis points compared with the fiscal 2011 fourth quarter after excluding restructuring expenses recognized in that quarter.

The following table details the amounts and effect of the restructuring expenses and the reconciliation of pre-tax income and net income, excluding this special item (Non-GAAP basis), to pre-tax income and net income, including this special item (GAAP basis) for the fourth quarter of fiscal 2011 ended July 30, 2011:

Fiscal Quarter Ended July 30, 2011 (in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding special item:	$34,534	$20,851	$0.43

Special item:
Restructuring expenses related to divestiture, including impairment of long-lived assets	(6,270)	(3,673)	(0.08)

Income, including special item:	$28,264	$17,178	$0.35

All Non-GAAP numbers for the fourth quarter of fiscal 2011 have been adjusted to exclude this special item.  A description of the Company’s use of Non-GAAP information is provided under “Non-GAAP Financial Measures” below.

Fiscal Year 2012 Summary

Net sales for fiscal 2012 totaled $5.24 billion, a 15.6% increase over the prior fiscal year.  Diluted earnings per share were $1.86 for fiscal 2012, a 16.3% increase over $1.60 per diluted share for fiscal 2011.  Excluding the restructuring expenses that were recognized in both periods and the expenses recognized in fiscal 2012 related to the onboarding of a national customer (the “onboarding expenses”), earnings per diluted share were $1.94 for fiscal 2012, a 15.5% increase over fiscal 2011 earnings per diluted share of $1.68.  Earnings per diluted share for fiscal 2012 also included the additional dilutive effect of the Company’s common stock offering of 4.43 million new shares completed in the first quarter of fiscal 2011.

Gross margin at 17.5% of net sales for fiscal 2012 was 72 basis points lower in fiscal 2012 than fiscal 2011, primarily as a result of the continued shift in customer mix.  Total operating expenses as a percentage of net sales for fiscal 2012 were 14.5%, compared with 15.3% for the prior fiscal year.  Excluding the restructuring expenses that were recognized in each period and the onboarding expenses recognized in fiscal 2012, total operating expenses were 14.4% of net sales for fiscal 2012, 81 basis points lower than the prior fiscal year.  Operating income for fiscal 2012 increased by $25.5 million, or 19.7%, over fiscal 2011 to $155.2 million, resulting in an operating margin of 3.0%.  Excluding the restructuring expenses that were recognized in each period and the onboarding expenses recognized in fiscal 2012, operating income increased $25.9 million, or 19.0% over fiscal 2011 to $161.8 million for fiscal 2012, resulting in an operating margin of 3.1% as a percentage of net sales.

“Fiscal 2012 was another record year for us as we continued to achieve substantial sales and earnings growth,” commented Steven L. Spinner, President & Chief Executive Officer of UNFI.  “Demand for our products and services continued to accelerate as our teams executed quite well against our ongoing strategies for growth.  We look forward to building on these trends in fiscal year 2013.”

The following table details the amounts and effect of restructuring expenses and onboarding expenses and the reconciliation of pre-tax income and net income, excluding these special items (Non-GAAP basis), to pre-tax income and net income, including these special items (GAAP basis) for the fiscal year ended July 28, 2012:

Fiscal Year Ended July 28, 2012 (in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding special items:	$157,442	$95,377	$1.94

Special items:
Restructuring expenses related to divestiture, including impairment of long-lived assets	(5,101)	(3,091)	(0.06)
Onboarding expenses related to national customer	(1,558)	(944)	(0.02)

Income, including special items:	$150,783	$91,342	$1.86

The following table details the amounts and effect of restructuring expenses and the reconciliation of pre-tax income and net income, excluding this special item (Non-GAAP basis), to pre-tax income and net income, including this special item (GAAP basis) for the fiscal year ended July 30, 2011:

Fiscal Year Ended July 30, 2011 (in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding special item:	$132,705	$80,346	$1.68

Special item:
Restructuring expenses related to divestiture, including impairment of long-lived assets	(6,270)	(3,673)	(0.08)

Income, including special item:	$126,435	$76,673	$1.60

All Non-GAAP numbers for fiscal 2012 and 2011 have been adjusted to exclude the restructuring expenses, and for fiscal 2012, the onboarding expenses.  A description of the Company’s use of Non-GAAP information is provided under “Non-GAAP Financial Measures” below.

Introduction of Fiscal 2013 Guidance

UNFI also has provided its financial outlook for fiscal 2013, ending August 3, 2013, which is a 53-week fiscal year compared with the 52-week fiscal 2012.

For fiscal 2013, the Company expects net sales in the range of approximately $5.88 to $5.98 billion, an increase of approximately 12.3% to 14.2% over fiscal 2012.

The Company estimates GAAP earnings per diluted share for fiscal 2013 in the range of approximately $2.14 to $2.24 per share, an increase of approximately 15.1% to 20.4% over fiscal 2012 GAAP earnings per diluted share of $1.86, and an increase of approximately 10.3% to 15.5% over fiscal 2012 earnings per diluted share of $1.94 excluding the restructuring and onboarding expenses described above that were recognized in fiscal 2012.

Capital expenditures for fiscal 2013 are estimated to be in the range of approximately $70 million to $80 million.  The Company’s forecasts are subject to numerous risks, including those described under the “Safe Harbor Statement” below.

Conference Call & Webcast

The Company’s fourth quarter fiscal 2012 conference call and audio webcast will be held at 10:00 a.m. EDT on September 11, 2012.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 65,000 products to more than 27,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 — 2010 and 2012 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company’s ability to reduce its operating expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on these sales; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution centers; increased fuel costs; the Company’s sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and diluted earnings per share) which, in each case exclude expenses associated with the restructuring and divestiture of the Company’s general merchandise and conventional non-foods lines of business and the start-up costs associated with the onboarding of a national customer.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and diluted earnings per share for the fiscal year ended July 28, 2012 excluding the restructuring expenses and onboarding expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2012 fiscal year versus the comparable periods in the 2011 fiscal year and its operating performance projected for the 2013 fiscal year to the 2012 fiscal year performance, as well as to internally prepared projections.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended		Fiscal year ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net sales	$1,343,660	$1,158,616	$5,236,021	$4,530,015
Cost of sales	1,112,448	943,314	4,320,018	3,705,205

Gross profit	231,212	215,302	916,003	824,810

Operating expenses	188,414	179,655	755,744	688,859
Restructuring and asset impairment Expenses (recoveries)	(154)	6,270	5,101	6,270
Total operating expenses	188,260	185,925	760,845	695,129

Operating income	42,952	29,377	155,158	129,681

Other expense (income):
Interest expense	1,168	1,170	4,734	5,000
Interest income	(150)	(211)	(715)	(1,226)
Other, net	393	154	356	(528)
Total other expense	1,411	1,113	4,375	3,246

Income before income taxes	41,541	28,264	150,783	126,435

Provision for income taxes	16,399	11,086	59,441	49,762

Net income	$25,142	$17,178	$91,342	$76,673

Basic per share data:
Net income	$0.51	$0.35	$1.87	$1.62

Weighted average basic shares of common stock	48,951	48,484	48,766	47,459

Diluted per share data:
Net income	$0.51	$0.35	$1.86	$1.60

Weighted average diluted shares of common stock	49,368	48,888	49,100	47,815

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	July 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$16,122	$16,867
Accounts receivable, net	305,177	257,116
Inventories	578,555	514,506
Deferred income taxes	25,353	22,023
Prepaid expenses and other current assets	21,654	33,980
Total current assets	946,861	844,492

Property and equipment, net	278,455	285,151

Other assets:
Goodwill	193,741	191,943
Intangible assets, net	52,496	58,336
Other assets	22,393	21,066
Total assets	$1,493,946	$1,400,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242,179	$217,074
Notes payable	—	115,000
Accrued expenses and other current liabilities	91,632	83,900
Current portion of long-term debt	350	47,447
Total current liabilities	334,161	463,421

Deferred income taxes	36,260	38,551
Other long-term liabilities	29,175	28,363
Long-term debt, excluding current portion	115,635	986
Total liabilities	515,231	531,321

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,011 issued and outstanding shares at July 28, 2012; 48,520 issued and 48,493 outstanding shares at July 30, 2011	490	485
Additional paid-in capital	364,598	345,036
Treasury stock	—	(708)
Unallocated shares of Employee Stock Ownership Plan	(89)	(542)
Accumulated other comprehensive income	1,895	4,862
Retained earnings	611,821	520,534
Total stockholders’ equity	978,715	869,667

Total liabilities and stockholders’ equity	$1,493,946	$1,400,988

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Year ended
	July 28, 2012	July 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91,342	$76,673
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	39,560	35,296
Share-based compensation	11,372	9,159
Excess tax benefits from share-based payment arrangements	(2,804)	(1,545)
Provision for doubtful accounts	3,532	635
Unrealized loss (gain) on foreign exchange	(468)	318
Impairment on long-term assets	—	5,790
Impairment on indefinite lived assets	—	200
Deferred income tax expense	(6,115)	15,520
Gain on disposals of property and equipment	(313)	(42)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(51,193)	(39,791)
Inventories	(62,822)	(66,283)
Prepaid expenses and other assets	15,050	(12,283)
Accounts payable	16,095	9,583
Accrued expenses and other current liabilities	13,008	16,614
Net cash provided by operating activities	66,244	49,844

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(31,492)	(40,778)
Purchases of acquired businesses, net of cash acquired	(3,297)	(22,061)
Proceeds from disposals of property and equipment	332	96
Net cash used in investing activities	(34,457)	(62,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(47,447)	(5,033)
Increase in bank overdraft	8,673	1,739
Payment of employee restricted stock tax withholdings	(1,526)	(2,808)
Proceeds from exercise of stock options	7,571	10,162
Capitalized debt issuance costs	(2,905)	—
Excess tax benefits from share-based payment arrangements	2,804	1,545
Net repayments under note payable	—	(127,570)
Net proceeds from issuance of common stock	—	138,301
Net cash (used in) provided by financing activities	(32,830)	16,336

EFFECT OF EXCHANGE RATE CHANGES ON CASH	298	(372)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(745)	3,065
Cash and cash equivalents at beginning of period	16,867	13,802
Cash and cash equivalents at end of period	$16,122	$16,867

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$4,734	$4,752
Income taxes, net of refunds	$52,666	$42,018